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                                                                    EX-99(a)(37)

[GEAC LOGO]

                                                                    NEWS RELEASE


              GEAC EXTENDS COMSHARE TENDER OFFER TO JULY 31, 2003

             APPROXIMATELY 82% OF COMSHARE'S SHARES TENDERED TO DATE


MARKHAM, ONTARIO -- July 31, 2003 -- Geac Computer Corporation Limited (TSX:
GAC), a global enterprise software company for Business Performance Management, today announced that the expiration date of its tender offer for all the outstanding common shares of Comshare, Incorporated (Nasdaq: CSRE), originally set for midnight on July 30, 2003, has been extended by one day, to midnight on Thursday, July 31, 2003, which will permit the acceptance by Geac of late tenders. Based upon a preliminary tally by Equiserve Trust Company, N.A., the depositary for the offer, 8,832,531 shares, or 81.6% of Comshare's outstanding shares, had been validly tendered by the close of business on the original July 30, 2003 expiration date. The offer price of US$4.60 per share and the other terms of the offer are not affected by the extension of the offer expiration date.

Questions and requests for assistance concerning the offer may be directed to Georgeson Shareholder Securities Corporation, the dealer manager for the offer, at (800) 445-1790, or Georgeson Shareholder Communications Inc., the information agent for the offer, at (800) 286-9178.

ABOUT GEAC

Geac Computer Corporation Limited is a global enterprise software company for Business Performance Management, providing customers worldwide with the core financial and operational solutions and services to improve their business performance in real time. Further information is available at www.geac.com, or through e-mail at info@geac.com.

ABOUT COMSHARE

Comshare, Incorporated (NASDAQ:CSRE) is a leading provider of software that helps companies implement and execute strategy. Comshare's corporate performance management application encompasses planning, budgeting, forecasting, financial consolidation, management reporting and analysis. For more

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[GEAC LOGO]

                                                                    NEWS RELEASE


information on Comshare, please call 1-800-922-7979, send email to info@comshare.com or visit Comshare's website at www.comshare.com.

Additional Information
Geac has filed with the Securities and Exchange Commission a tender offer statement on Schedule TO, and Comshare has filed with the Commission a solicitation/recommendation statement on Schedule 14D-9, with respect to the tender offer. Comshare stockholders are advised to read Geac's tender offer statement and Comshare's solicitation/recommendation statement, as amended, because they contain important information about Geac, Comshare, the tender offer and the merger. Comshare stockholders may obtain free copies of these statements from the Securities and Exchange Commission's website at www.sec.gov, or by contacting Geac Investor Relations at 905-475-0525 x3325 or investor@geac.com or Comshare Investor Relations at 734-994-4800 or bjarzynski@comshare.com.

                                      # # #

This press release may contain forward-looking statements based on current expectations. Important factors that could cause a material difference between these forward-looking statements and actual events include those set forth under the heading "Risks and Uncertainties" in Geac's Management Discussion and Analysis for the fiscal year ended April 30, 2003 contained in its Report of Foreign Issuer on Form 6-K, filed with the United States Securities and Exchange Commission on July 2, 2003, copies of which are available through the website maintained by the SEC at www.sec.gov, and in Geac's Management Discussion and Analysis for the fiscal year ended April 30, 2003 filed with the Canadian Securities Administrators on June 25, 2003 and available through the website maintained by the Canadian Depository for Securities Limited at www.sedar.com.

Geac is a registered trademark, and SmartStream, System21, E-Series and M-Series are trademarks of Geac Computer Corporation Limited. All other marks are trademarks of their respective owners.


FOR MORE INFORMATION, PLEASE CONTACT:

                  Melody Firth
                  Investor Relations
                  Geac
                  (905) 475-0525 Ext. 3325
                  melody.firth@geac.com

                  Charles Spofford                   David Domeshek
                  Media Relations                    Media Relations
                  Miller Consulting Group            Geac
                  (617) 262-1800 x-223               (508) 871-5064
                  charles@millergrp.com              david.domeshek@geac.com